UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2009 (March 4, 2009)

STATE AUTO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	0-19289	31-1324304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 East Broad Street, Columbus, Ohio	43215-3976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 464-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

Restricted Stock Award to Robert P. Restrepo, Jr.

On March 4, 2010, the Compensation Committee of the Board of Directors of State Auto Financial Corporation (“STFC”) made an award to Robert P. Restrepo, Jr., STFC’s Chairman, Chief Executive Officer and President, of 17,180 restricted common shares of STFC (the “Restricted Shares”). The Restricted Shares are subject to the terms of a restricted stock agreement between STFC and Mr. Restrepo.

In accordance with the terms of a restricted stock agreement, the Restricted Shares are subject to a risk of forfeiture if, prior to March 4, 2013, Mr. Restrepo’s employment is terminated for a reason other than as a result of his death or disability (or if he violates any provision of the restricted stock agreement prior to March 4, 2013). The Restricted Shares will become fully vested if, prior to March 4, 2013, Mr. Restrepo’s employment is terminated as a result of his death or disability. The Restricted Shares are also subject to restrictions on transfer until March 4, 2013.

The Restricted Shares were awarded to Mr. Restrepo pursuant to the terms of the State Auto Financial Corporation 2009 Equity Incentive Compensation Plan. The purchase price for the Restricted Shares is $-0-.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE AUTO FINANCIAL CORPORATION

Date: March 10, 2010	By	/s/ James A. Yano
Vice President and General Counsel